                                                                                                                                                                                   Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Antares Pharma, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-152472) on Form S-8, registration statements (Nos. 333-61950, 333-96739, 333-103958, 333-133218, 333-142323, 333-144748) on Form S-3 and registration statements (Nos. 333-114098, 333-109114) on Form S-2 of Antares Pharma, Inc. of our report dated March 24, 2009, with respect to the consolidated balance sheets of Antares Pharma, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Antares Pharma, Inc.

Our report dated March 24, 2009 contains an explanatory paragraph that states that the Company has incurred recurring losses and negative cash flows from operations since inception. Additional revenue arrangements or financing may be needed to enable the Company to fund the Company’s future operations, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Minneapolis, Minnesota

March 24, 2009